Exhibit 99.1

Nucor Reports Results for First Quarter of 2015

CHARLOTTE, N.C., April 23, 2015 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $67.8 million, or $0.21 per diluted share, for the first quarter of 2015. By comparison, Nucor reported net earnings of $111.0 million, or $0.35 per diluted share, for the first quarter of 2014 and net earnings of $210.4 million, or $0.65 per diluted share, for the fourth quarter of 2014.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the first quarter of 2015 and 2014 (in thousands):

	Three Months (13 Weeks) Ended
	April 4, 2015	April 5, 2014

Steel mills	$ 217,128	$ 317,797
Steel products	32,458	1,720
Raw materials	(41,497)	8,359
Corporate/eliminations	(89,044)	(120,375)
	$ 119,045	$ 207,501

Nucor's results include a credit of $16.5 million ($0.03 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting. The credit is compared with a charge of $14.5 million ($0.03 per diluted share) in the first quarter of 2014 and a credit of $57.3 million ($0.11 per diluted share) in the fourth quarter of 2014. Included in the fourth quarter of 2014 results were $8.9 million ($0.02 per diluted share) of non-cash inventory related purchase accounting charges associated with the acquisition of Nucor Steel Gallatin and a $13.2 million ($0.04 per diluted share) out-of-period non-cash gain related to a correction to tax balances. Included in the first quarter of 2014 earnings was a $12.8 million ($0.04 per diluted share) charge primarily related to tax legislation changes in the state of New York. Also included in first quarter of 2014 results was a $9.0 million charge ($0.02 per diluted share) related to the disposal of assets within the steel mills segment.

Nucor's consolidated net sales decreased 14% to $4.40 billion in the first quarter of 2015 from $5.11 billion in the first quarter of 2014 and decreased 12% compared with $5.00 billion in the fourth quarter of 2014. Average sales price per ton in the first quarter of 2015 decreased 5% from both the first quarter of 2014 and the fourth quarter of 2014. Total tons shipped to outside customers were 5,635,000 tons in the first quarter of 2015, a 9% decrease from the first quarter of 2014 and a 7% decrease from the fourth quarter of 2014. Total first quarter steel mill shipments decreased 10% from the first quarter of 2014 and decreased 8% from the fourth quarter of 2014. First quarter downstream steel products shipments to outside customers increased 1% over the first quarter of 2014 and decreased 4% from the fourth quarter of 2014.

The average scrap and scrap substitute cost per ton used during the first quarter of 2015 was $324, a decrease of 19% from $398 in the first quarter of 2014 and a decrease of 11% compared to $363 in the fourth quarter of 2014. We expect to further benefit from the large decrease in scrap prices that occurred in February during the second quarter of 2015, as we finish consuming scrap and pig iron purchased before the February price correction.

Overall operating rates at our steel mills decreased to 65% in the first quarter of 2015 as compared to 75% in the first quarter of 2014 and 76% in the fourth quarter of 2014.

Total steel mill energy costs in the first quarter of 2015 decreased approximately $3 per ton compared to the first quarter of 2014 and increased approximately $2 per ton compared to the fourth quarter of 2014. The decrease from the first quarter of 2014 was primarily due to lower natural gas unit costs. The increase from the fourth quarter of 2014 was due to reduced electricity productivity caused by lower steel mill utilization rates and slightly higher electricity unit costs.

Our liquidity position remains strong with $1.27 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018. Nucor had no commercial paper outstanding at the end of the first quarter of 2015.

In February, Nucor's board of directors declared a cash dividend of $0.3725 per share payable on May 11, 2015 to stockholders of record on March 31, 2015. This dividend is Nucor's 168th consecutive quarterly cash dividend, a record we expect to continue.

Nucor Steel Louisiana successfully resumed operations late in the first quarter following completion of repairs related to the failure of the process gas heater that occurred on November 2, 2014. The restart of the direct reduced iron (DRI) facility has progressed as planned. The facility is once again producing DRI at the world class level of quality we expect and is regularly operating at 85% of capacity.

As expected, overall operating performance at the steel mills segment for the first quarter of 2015 decreased significantly compared to the fourth quarter of 2014. This lower performance is primarily due to lower selling prices and margins resulting from the exceptionally high level of steel imports flooding the domestic market. It is estimated that imports accounted for 33% of the finished steel market in the first quarter of 2015. Import levels in February and March were lower than the peak in January, but remain at the exceptionally high levels experienced during most of 2014. We anticipate selling prices to remain under pressure as the flood of imports continues in the second quarter of 2015. Global overcapacity built by foreign, state-owned enterprises continues to be a significant risk factor to our business.

Automotive markets remain strong and we continue to see improving demand in nonresidential construction markets. Conditions remain challenging in energy markets, in which the collapse in oil prices and continued high levels of imported oil country tubular goods products has caused an inventory glut in the pipe and tube sector. We cannot determine when these conditions will improve, but once energy market steel inventories are rebalanced we expect overall steel demand to meet or exceed levels seen in 2014.

The overall operating performance of the downstream products segment for the first quarter of 2015 decreased from the fourth quarter of 2014 due to typical seasonality experienced in the first quarter; however, the results of the downstream products segment in the first quarter of 2015 increased over the first quarter of 2014 due to both lower input costs and improved volumes. The operating performance of the raw materials segment for the first quarter of 2015 decreased from the fourth quarter of 2014 due to a larger operating loss of approximately $44 million ($0.09 per diluted share) at Nucor Steel Louisiana and decreased performance of our scrap processing business and natural gas drilling working interests.

Earnings in the second quarter of 2015 are expected to be somewhat improved from the first quarter of 2015. Although margins in the steel mills segment are expected to improve, they will remain under pressure during the second quarter of 2015 as selling prices have not yet fully stabilized and imports remain at exceptionally high levels. This pricing pressure is expected to mitigate the benefits of lower average raw materials costs in the second quarter. We expect much better performance in the downstream products segment in the second quarter of 2015. The performance of the raw materials segment is expected to decrease in the second quarter of 2015 due to a planned one month outage at our DRI facility in Trinidad. We anticipate an operating loss similar to the first quarter of 2015 at Nucor Steel Louisiana, which, due to the extended length of the time the facility was not operating, will work through higher cost iron ore inventory that was purchased in 2014. Performance in the second half of 2015 is expected to further improve on the strength of continuing improvement in nonresidential construction and its impact on our downstream products businesses and steel mills. Additionally, steel pricing is expected to stabilize and rebound as service center destocking runs its course.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2014 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 23, 2015 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended
	April 4, 2015	April 5, 2014	Percentage Change
Steel mills production	4,758	5,194	-8%
Steel mills total shipments	4,887	5,432	-10%

Sales tons to outside customers:
Steel mills	4,165	4,600	-9%
Joist	89	92	-3%
Deck	82	87	-6%
Cold finished	130	138	-6%
Fabricated concrete
reinforcing steel	262	239	10%
Other	907	1,033	-12%
	5,635	6,189	-9%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	April 4, 2015	April 5, 2014

Net sales	$ 4,399,440	$ 5,108,444

Costs, expenses and other:
Cost of products sold	4,111,158	4,731,242
Marketing, administrative and other expenses	124,561	133,434
Equity in losses (earnings) of unconsolidated affiliates	259	(4,474)
Interest expense, net	44,417	40,741
	4,280,395	4,900,943
Earnings before income taxes and
noncontrolling interests	119,045	207,501
Provision for income taxes	34,753	77,805
Net earnings	84,292	129,696
Earnings attributable to
noncontrolling interests	16,492	18,665
Net earnings attributable to
Nucor stockholders	$ 67,800	$ 111,031

Net earnings per share:
Basic	$0.21	$0.35
Diluted	$0.21	$0.35

Average shares outstanding:
Basic	320,315	319,505
Diluted	320,483	319,768

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 4, 2015	Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 1,165,864	$ 1,024,144
Short-term investments	100,000	100,000
Accounts receivable, net	1,711,101	2,068,298
Inventories, net	2,405,916	2,745,032
Other current assets	480,108	504,414

Total current assets	5,862,989	6,441,888

Property, plant and equipment, net	5,184,235	5,287,639

Goodwill	2,043,315	2,068,664

Other intangible assets, net	834,805	862,093

Other assets	930,094	955,643

Total assets	$ 14,855,438	$ 15,615,927

LIABILITIES
Current liabilities:
Short-term debt	$ 26,891	$ 207,476
Long-term debt due within one year	16,300	16,335
Accounts payable	746,184	993,872
Salaries, wages and related accruals	225,600	352,488
Accrued expenses and other current liabilities	509,831	527,605

Total current liabilities	1,524,806	2,097,776

Long-term debt due after one year	4,360,600	4,360,600

Deferred credits and other liabilities	1,064,361	1,082,433

Total liabilities	6,949,767	7,540,809

EQUITY
Nucor stockholders' equity:
Common stock	151,242	151,237
Additional paid-in capital	1,890,886	1,883,356
Retained earnings	7,326,244	7,378,214
Accumulated other comprehensive loss,
net of income taxes	(264,503)	(145,708)
Treasury stock	(1,492,357)	(1,494,629)
Total Nucor stockholders' equity	7,611,512	7,772,470

Noncontrolling interests	294,159	302,648

Total equity	7,905,671	8,075,118

Total liabilities and equity	$ 14,855,438	$ 15,615,927

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	April 4, 2015	April 5, 2014

Operating activities:
Net earnings	$ 84,292	$ 129,696
Adjustments:
Depreciation	157,934	161,480
Amortization	18,655	18,432
Stock-based compensation	6,453	6,088
Deferred income taxes	(10,173)	8,312
Equity in losses (earnings) of unconsolidated affiliates	259	(4,474)
Loss on assets	-	9,046
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	343,497	(97,183)
Inventories	330,842	(123,145)
Accounts payable	(237,847)	7,489
Federal income taxes	39,397	56,526
Salaries, wages and related accruals	(122,226)	(59,147)
Other operating activities	(47,389)	36,094

Cash provided by operating activities	563,694	149,214

Investing activities:
Capital expenditures	(77,523)	(258,058)
Investment in and advances to affiliates	(20,776)	(7,105)
Repayment of advances to affiliates	-	3,000
Disposition of plant and equipment	2,604	4,540
Acquisitions (net of cash acquired)	-	(1,408)
Purchases of investments	(100,000)	(100,000)
Proceeds from the sale of investments	100,000	27,529
Other investing activities	1,870	-

Cash used in investing activities	(93,825)	(331,502)

Financing activities:
Net change in short-term debt	(180,239)	(2,130)
Issuance of common stock	423	-
Excess tax benefits from stock-based compensation	200	300
Distributions to noncontrolling interests	(24,980)	(24,794)
Cash dividends	(119,712)	(118,680)
Other financing activities	(537)	(601)

Cash used in financing activities	(324,845)	(145,905)

Effect of exchange rate changes on cash	(3,304)	(2,517)

Increase (decrease) in cash and cash equivalents	141,720	(330,710)

Cash and cash equivalents - beginning of year	1,024,144	1,483,252

Cash and cash equivalents - end of three months	$ 1,165,864	$ 1,152,542

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (7,812)	$ (60,864)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841, For Media Inquiries: Katherine Miller 704-353-9015